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                                                                                                    EXHIBIT 11.2
                    CONSECO, INC. AND SUBSIDIARIES
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           COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                              (unaudited)

                                                           Three months ended             Nine months ended
                                                              September 30,                 September 30,
                                                           --------------------           -------------------
                                                           1994            1993           1994           1993
                                                           ----            ----           ----          ----
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  Weighted average primary shares
    outstanding                                         25,739,599    29,222,472       26,850,137    29,268,748
  Incremental common equivalent shares:
    Related to options and employee stock plans
      based on market price at the end of the
      period                                                   122       136,492               69        87,600
    Related to convertible preferred stock               4,509,509     4,509,431        4,509,509     4,091,990
                                                       -----------   -----------     ------------  ------------
  Weighted average fully diluted
    shares outstanding                                  30,249,230    33,868,395       31,359,715    33,448,338
                                                       ===========   ===========     ============  ============

  Net income for fully diluted
    earnings per share:
    Net income as reported                             $35,757,000   $52,220,000     $150,091,000  $235,145,000
    Less preferred stock dividends                          -           (428,000)           -        (3,178,000)
                                                       -----------   -----------     ------------  ------------
  Net income for fully diluted
    earnings per share                                 $35,757,000   $51,792,000     $150,091,000  $231,967,000
                                                       ===========   ===========     ============  ============
  Net income per fully diluted
    common share                                             $1.18         $1.53            $4.79         $6.94
                                                             =====         =====            =====         =====







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